As filed with the Securities and
Exchange Commission on April 28, 2009
File No. 811-2631

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT ☑
OF 1940
AMENDMENT No. 32
CHESTNUT STREET EXCHANGE FUND
(Exact Name of the Registrant as Specified in Charter)
103 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Offices)
The Registrant’s Telephone Number: (302) 791-1112
Edward J. Roach
103 Bellevue Parkway
Wilmington, Delaware 19809
(Name and Address of Agent for Service)
Copy to:
Michael P. Malloy, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, Pennsylvania 19103-6996

PART A. INFORMATION REQUIRED IN A PROSPECTUS
Item 1. Front and Back Cover Pages.
Inapplicable.
Item 2. Risk/Return Summary: Investments, Risks and Performance.
Inapplicable.
Item 3. Risk/Return Summary: Fee Table.
Inapplicable.
Item 4. Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings.
(a)	The Fund’s investment objectives are to seek long-term growth of capital and, secondarily, current income. The investment objectives stated above may be changed by the Board of Managing General Partners without the approval of a majority of the Fund’s outstanding voting securities.

(b)	The Fund seeks to achieve its investment objectives by investing in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large market capitalizations. The Fund may also invest in other types of securities for temporary or defensive purposes, including preferred stocks, investment grade bonds and money market obligations such as U.S. Government securities, certificates of deposit and commercial paper. To the extent that the Fund is in a temporary or defensive position, it may not be able to meet its investment objectives. Generally, because many of the Fund’s portfolio securities have significant capital appreciation, the Fund does not sell its portfolio securities; however, sales of portfolio securities may be effected when the investment adviser believes a sale would be in the best interests of the Fund’s partners even though capital gains will be realized. Portfolio securities are also disposed of in connection with the redemption of shares in the Fund.

Up to 10% of the value of the Fund’s total assets may be invested in securities which are subject to legal or contractual restrictions on resale and which the Fund reasonably believes will be saleable after a two-year holding period pursuant to Rule 144 under the Securities Act of 1933, as amended.

The Fund may write exchange-traded covered call options on portfolio securities up to 25% of the value of its assets and may lend portfolio securities. The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than deliver portfolio securities upon exercise of the option.

(c)	Limited Partners generally are not personally liable for liabilities of the Fund. However, if the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to creditors of the Fund to the extent of such distributions, plus interest.

A Limited Partner has no right to take any part in the control of the Partnership business, and the exercise of such control would subject a Limited Partner to the personal liability of a General Partner for obligations of the Fund. It is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California and other states. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

(d)	A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s Statement of Additional Information.
Item 5. Management, Organization and Capital Structure.

(a)(1)	Pursuant to an Investment Advisory Agreement dated September 29, 2006 (the “Advisory Agreement”), the Fund’s investment adviser is BlackRock Capital Management, Inc. (“BCM” or the “Adviser”), located at 100 Bellevue Parkway, Wilmington, Delaware 19809. BCM is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”), one of the largest publicly traded investment management firms in the United States. BCM and its affiliates had approximately $131 trillion in investment company and other portfolio assets under management as of December 31, 2008. BlackRock is affiliated with the publicly traded financial services company, The PNC Financial Services Group, Inc. A discussion regarding the basis for the Managing General Partners approving the Advisory Agreement is available in the Fund’s annual report to shareholders, dated December 31, 2008.

Subject to the supervision of the Fund’s Managing General Partners, BCM manages the Fund’s portfolio and is responsible for, makes decisions with respect to, and places orders for, all purchases and sales of the Fund’s portfolio securities. BCM is also required to compute the Fund’s net asset value and net income.

The Advisory Agreement also provides that, subject to the supervision of the Fund’s Managing General Partners, BCM will provide a continuous investment program for the Fund’s portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the portfolio. BCM will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, and what portion of its assets will be invested or held uninvested in cash or cash equivalents. Further, it is the responsibility of BCM to: (1) place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer; (2) conform with all applicable laws, rules and regulations; (3) not invest its assets or the assets of any accounts advised by it in shares of the Fund, make loans for the purpose of purchasing or carrying shares, or make loans to the Fund; and (4) compute the net asset value and the net income of the Fund on each business day as described in the Fund’s Prospectus or as more frequently requested by the Fund.

For the services provided by BCM, and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay a fee, computed daily and payable monthly, based on the Fund’s average net assets. For the fiscal year ended December 31, 2008, the Fund paid an investment advisory fee aggregating 0.33% of its average daily net assets.

(a)(2)	The Fund management team at BCM is led by Jeffrey R. Lindsey, CFA, Managing Director and Edward P. Dowd, Managing Director. Mr. Lindsey and Mr. Dowd are responsible for the Fund’s day-to-day management.

Mr. Lindsey and Mr. Dowd joined BlackRock following the merger with State Street Research & Management Company (“SSRM”) in 2005. Mr. Lindsey is head of BlackRock’s Large Cap Growth equity team. He is primarily responsible for the financials and health care sectors. Mr. Lindsey, as Managing Director at SSRM, headed the Mid- and Large-Cap Growth Teams. He joined SSRM beginning in 2002 and was promoted to Chief Investment Officer—Growth in 2003. He was responsible for overseeing all of the firm’s growth and core products. He was the co-portfolio manager of the State Street Legacy Fund and the firm’s large cap growth institutional portfolios. Prior to joining SSRM, he spent eight years at Putnam Investments, most recently as Managing Director and Director of Concentrated Growth Products.

Mr. Dowd joined BlackRock as Director following the SSRM merger, and was promoted to Managing Director in 2006. He is primarily responsible for the technology and energy sectors. Prior to joining BlackRock, Mr. Dowd was a Vice President at SSRM. He was employed by SSRM beginning in 2002 and was a coportfolio manager of the SSR Legacy Fund. During the prior five years, he also served as a Senior Vice President and Technology Sector Leader for Independence Investment LLC and as an equity research associate at Donaldson, Lufkin & Jenrette.

Part B, the Statement of Additional Information, provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Fund.

(a)(3)	Inapplicable.

(b)	Inapplicable.
Item 6. Shareholder Information.

(a)	Pricing of Fund Shares. The Fund’s net asset value per share is determined as of the close of business of the New York Stock Exchange on each day it is open, usually 4 p.m. Eastern Time. The net asset value per share is computed by taking the total value of all assets of the Fund less its liabilities and dividing by the number of Fund shares outstanding. Securities for which market quotations are readily available are valued at their current market value in the principal market in which such securities are normally traded. These values are normally determined by (i) the last sales price, if the principal market is on the New York Stock Exchange or other securities exchange (or the closing bid price, if there has been no sales on such exchange on that day), or (ii) the most recent bid price, if the principal market is other than an exchange. Securities and other assets for which market quotations are not readily available or are questionable are valued at their fair value as determined in good faith using methods approved by the Managing General Partners. With respect to call options written on portfolio securities, the amount of the premium received is treated as an asset and amortized over the life of the option, and the price of an option to purchase identical securities upon the same terms and conditions is treated as a liability marked to the market daily. The price of options are normally determined by the last sales price on the principal exchange on which such options are normally traded (or the closing asked price if there has been no sales on such exchange on that day).

Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may suspend the right of redemption or postpone the date of payment upon redemption for any period during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, or during which (as determined by the Securities and Exchange Commission (the “SEC”) by rule or regulation) trading on said Exchange is restricted, or during which (as determined by the SEC by rule or regulation) an emergency exists as a result of which disposal or valuation of portfolio securities is not reasonably practicable, or for such other periods as the SEC may permit. (The Fund may also suspend or postpone the recordation of the transfer of its shares upon the occurrence of any of the foregoing conditions.)

(b)	Inapplicable.

(c)	Redemption of Fund Shares. Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by PNC Global Investment Servicing (U.S.) Inc. (“PNCGIS”), the Fund’s transfer agent and dividend disbursing agent, of a written request for redemption setting forth the name of the Fund and the investor’s account number. The request must be accompanied by certificates (if issued) or if certificates have not been issued, by stock powers. The certificate or stock powers must be endorsed by the record owner(s) exactly as the shares are registered and the signature(s) must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

Except to the extent shares are redeemed for cash pursuant to the Systematic Withdrawal Plan, the Fund intends to distribute upon redemption securities from its portfolio in-kind, valued at the same value used for purposes of next determining the Fund’s net asset value after the receipt of the request for redemption in proper form. The Fund may in its discretion pay part or all of redemption proceeds in cash. When received by the shareholder, the value of the securities from the portfolio may be greater or lesser than the value used in pricing the redemption.

The proceeds of redemption will be paid as soon as possible but not later than seven days after the request for redemption is received with the required documentation. The Fund or the SEC may suspend the right of redemption or delay payment during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings); when trading on that exchange is restricted or an emergency exists which makes disposal or valuation of portfolio securities impracticable; or during such other period as the SEC may by order permit.

Investors may, by notice in writing to the transfer agent, elect to participate in the Systematic Withdrawal Plan (the “Plan”). Participants in the Plan may elect to receive quarterly in cash as a partial redemption of their shares up to 3/4 of 1% of the net asset value of their shares as of the close of trading on the New York Stock Exchange on the last trading day of each calendar quarter. The Fund does not intend to impose a charge upon investors for participating in the Plan. Participants may withdraw from the Plan at any time by written notice to PNCGIS.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

(d)	Dividends and Distributions. Since January 1, 1998, the Fund has been deemed a corporation, rather than a partnership, for federal tax purposes. In connection with this change in its federal tax status, the Fund elected to be taxed as a regulated investment company (a “RIC”). To qualify for treatment as a RIC under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued under it, the Fund must meet certain income, diversification and distribution requirements. For example, to qualify as a RIC, the Fund must pay as dividends each year at least 90% of its investment company taxable income which includes, but is not limited to, taxable interest, dividends and short-term capital gains less expenses. The Fund intends to continue its historic policy of regular and quarterly dividends and to pay an additional dividend at year-end so that total distributions for each year equal 100% of its net investment company taxable income (before the deduction of such dividends). The Fund intends to retain all of its net long-term capital gains. The Fund may decide to distribute up to all of its net long-term capital gains in the future.

(e)	Frequent Purchases and Redemptions of Fund Shares. The Board of Managing General Partners has not adopted formal policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders due to the nature of the Fund and the nature of the procedures for redeeming the Fund’s shares.

(f)	Tax Consequences. Under the publicly traded partnership rules of the Code, the Fund has been treated as a corporation for federal income tax purposes since January 1, 1998. However, the Fund has elected, and intends to continue to qualify as a RIC under the Code. The Code’s RIC provisions provide pass-through treatment of taxable income similar to that provided under the Code’s partnership rules. Therefore, to the extent that the Fund’s earnings are distributed to its partners as required by the RIC provisions of the Code, the Fund itself will not be required to pay federal income tax.

Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be taxable as ordinary income in determining a partner’s gross income for tax purposes, regardless whether the partner receives these distributions in cash or shares. The Fund currently intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. Each partner will be required to report his allocable portion of the Fund’s gain, but each partner will also receive a tax credit for his allocable portion of the tax paid by the Fund. In addition, any retained capital gains, net of tax, will generally increase a partner’s investment (and tax basis) in the Fund. The Fund will inform each partner as to the amount and nature of such income or gains. Formerly the Fund, when it was taxed as a partnership, distributed approximately 30% of its net long-term capital gains to provide its partners, who were taxable on all of such gains, with funds with which to pay the capital gains tax. The current policy is designed to achieve substantially the same result. The Fund may change this policy in the future.

Under the Code, the current maximum long-term capital gain tax rate applicable to individuals, estates, and trusts is 15%. Fund distributions to individual partners attributable to dividends received by the Fund from U.S. and certain “qualified” foreign corporations will generally be taxed at the long-term capital gain rate, as long as certain other requirements are met. For these lower rates to apply, the individual partners must have owned their Fund shares for at least 61 days during the 121-day period beginning on the date that is 60 days before the Fund’s ex-dividend date (and the Fund will need to have met a similar holding period requirement with respect to the shares of the corporation paying the qualifying dividend). The amount of the Fund’s distributions that qualify for this favorable tax treatment may be reduced as a result of the Fund’s securities lending activities (if any), a high portfolio turnover rate or investments in debt securities or “non-qualified” foreign corporations.

When a partner purchases shares just before a distribution, the purchase price will reflect the amount of the upcoming distribution, but the partner will be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes a return of capital. This is known as “buying into a dividend.”

Partners will generally recognize taxable gain or loss on a sale, exchange or redemption of their shares based on the difference between their tax basis in the shares and the amount received for them. Generally, partners recognize long-term capital gain or loss if they have held their Fund shares for over twelve months at the time they dispose of them. (To aid in computing the tax basis in the shares, partners generally should retain their account statements for the period during which they have held shares.) Any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a disposition of shares of the Fund may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of the Fund. If disallowed, the loss will be reflected in an upward adjustment to the basis of the shares acquired.

The one major exception to these tax principles is that distributions on, and sales, exchanges and redemptions of, shares held in an IRA (or other tax-qualified plan) will not be currently taxable.

The above federal tax discussion relates only to partners who are individual U.S. citizens or residents. Each partner should consult with his tax adviser for further information regarding federal, state, local and foreign tax consequences relevant to his specific tax situation.

(g)	Inapplicable.
Item 7. Distribution Arrangements.
Inapplicable.
Item 8. Financial Highlights Information.
Inapplicable.

PART B. INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 9. Cover Page and Table of Contents.

(a)	This Statement of Additional Information for Chestnut Street Exchange Fund (the “Fund”) is not a prospectus and should be read in conjunction with the Fund’s Part A dated April 28, 2009. The financial statements and notes thereto included in the Fund’s Annual Report are incorporated by reference into this Statement of Additional Information. Copies of the prospectus for the Fund dated April 28, 2009 and the Annual Report may be obtained, without charge by writing the Fund at 103 Bellevue Parkway, Wilmington, Delaware 19809 or by calling toll-free at (800) 852-4750. Capitalized terms used but not defined herein have the same meanings as in the Part A. The date of this Statement of Additional Information is April 28, 2009.

(b)	Table of Contents	Page No.

Fund History	9
Description of the Fund and its Investments and Risks	10
Management of the Fund	14
Control Persons and Principal Holders of Securities	18
Investment Advisory and Other Services	19
Portfolio Managers	20
Brokerage Allocation and Other Practices	24
Capital Stock and Other Securities	24
Purchase, Redemption and Pricing of Shares	25
Taxation of the Fund	25
Underwriters	26
Calculation of Performance Data	26
Financial Statements	26
Item 10. Fund History.
The Fund is a limited partnership organized as of March 23, 1976 under the Uniform Limited Partnership Act of California. In 1997, the Fund elected to be governed by the California Revised Limited Partnership Act as enacted by the State of California and hereafter amended, set forth presently at Sections 15661 and following, of the Corporations Code of the State of California.

Item 11. Description of the Fund and its Investments and Risks.
(a)	Classification. The Fund is a diversified open-end, management investment company.

(b)	Inapplicable.

(c)	Fund Policies.

The Fund’s fundamental policies which may not be changed without the approval of a majority of the Fund’s outstanding voting securities are as follows:
(1)	The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)).

(2)	The Fund will not purchase securities on margin or sell any securities short. The Fund will not purchase or write puts, calls, straddles or spreads with respect to any security except that (i) the Fund may write call options on securities constituting not more than 25% of the value of its assets if the option is listed on a national securities exchange and, at all times while the option is outstanding, the Fund owns the securities against which the option is written or owns securities convertible into such securities, and (ii) the Fund may purchase call options in closing purchase transactions to liquidate its position as an option writer.

(3)	The Fund will not borrow money except from banks in amounts which in the aggregate do not exceed 10% of the value of its assets at the time of borrowing. This borrowing provision is not for purposes of leverage but is intended to facilitate the orderly sale of portfolio securities to accommodate abnormally heavy redemption requests, and to pay subscription fees due with respect to the exchange without having to sell portfolio securities. Securities may be purchased for the Fund’s portfolio while borrowings are outstanding.

(4)	The Fund will not act as an underwriter (except as it may be deemed such in a sale of restricted securities owned by it).

(5)	It is not the policy of the Fund to concentrate its investments in any particular industry, but if it is deemed advisable in light of the Fund’s investment objectives, up to 25% of the value of its assets may be invested in any one industry. The Fund will not be required to reduce holdings in a particular industry if, solely as a result of price changes, the value of such holdings exceeds 25% of the value of the Fund’s total assets.

(6)	The Fund will not purchase or sell real estate or real estate mortgage loans.

(7)	The Fund will not purchase or sell commodities or commodity contracts.

(8)	The Fund will not make loans except by (i) the purchase of debt securities in accordance with its investment objectives and (ii) the loaning of securities against collateral consisting of cash or securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, which is equal at all times to at least 100% of the value of the securities loaned. The Fund will lend portfolio securities only when its investment adviser believes that the net return to the Fund in consideration of the loan is reasonable, that any fee paid for placing the loan is reasonable and based solely upon services rendered, that the loan is consistent with the Fund’s investment objectives, and that no affiliate of the Fund or of its investment adviser is involved in the lending transaction or is receiving any fees in connection therewith. The Fund will not have the right to vote securities loaned, but will have the right to terminate such a loan at any time and receive back equivalent securities and to receive amounts equivalent to all dividends and interest paid on the securities loaned.

(9)	The Fund will not:
(A)	Mortgage, pledge or hypothecate its assets except to secure borrowings described in policy (3) above and in amounts not exceeding 10% of the value of its assets.

(B)	Invest more than 5% of its assets at the time of purchase in the securities of any one issuer (exclusive of securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities).

(C)	Purchase securities if such purchase would result in its owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

(D)	Invest in securities of companies which have a record, together with their predecessors, of less than five years of continuous operation.

(E)	Purchase or hold securities of any company if, to its knowledge, those General Partners of the Fund and those directors and officers above the level of Senior Vice President of its investment adviser beneficially owning more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of the securities of such company taken at market value.

(F)	Purchase the securities of other investment companies except that the Fund has accepted for exchange shares of common stock of Coca-Cola International Corporation in accordance with the limitations imposed by the 1940 Act.

(G)	Purchase oil, gas or other mineral leases or partnership interests in oil, gas or other mineral exploration programs.

(H)	Knowingly purchase or otherwise acquire any equity or debt securities which are subject to legal or contractual restrictions on resale if, as a result thereof, more than 10% of the value of its assets would be invested in such securities.

(I)	Invest in companies for the purpose of exercising control or management.
Any investment policy or restriction in these policies (1)-(9) that involves a maximum percentage of securities or assets, with the exception of liquidity and borrowing determinations, shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.
The Fund’s investment policies which are not deemed fundamental and may be changed without shareholder approval are as follows:
The Fund does not intend to engage in any significant degree in short-term trading. Portfolio turnover is not expected to exceed 15%, although the Fund reserves the right to exceed this turnover rate. The tax consequences of a sale of portfolio securities will be considered prior to a sale, but sales will be effected when the investment adviser believes a sale would be in the best interests of the Fund’s shareholders even though capital gains will be realized.
The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than by delivering portfolio securities upon exercise of the option.
In connection with policy (5) above, the Securities and Exchange Commission (the “SEC”) considers a concentration to mean 25% or more in any one industry.

(d)	Inapplicable.

(e)	Portfolio Turnover.

For the fiscal years ended December 31, 2007 and December 31, 2008, the Fund’s portfolio turnover rates were 0.68% and 0.29%, respectively.

(f)	Disclosure of Portfolio Holdings. The Board of Managing General Partners has not adopted formal policies and procedures with respect to disclosure of portfolio holdings due to the nature of the Fund. Disclosure to providers of auditing, custody, proxy voting and other similar services for the Fund will generally be permitted; however, information may be disclosed to other third parties only upon approval by the Chief Compliance Officer (“CCO”), who must first determine that the Fund has a legitimate business purpose for doing so. In general, each recipient of non-public portfolio holdings information must sign a confidentiality and non-trading agreement, although this requirement will not apply when the recipient is otherwise subject to a duty of confidentiality as determined by the CCO. The identity of those recipients who receive non-public portfolio holdings information on an ongoing basis is as follows: the investment adviser and its affiliates, the Fund’s independent registered public accounting firm, the Fund’s custodian, the Fund’s legal counsel, the Fund’s financial printer, and the Fund’s proxy voting service- currently, Risk Metrics Group (“RMG”). These entities are obligated to keep such information confidential. Third-party providers of custodial or accounting services to the Fund may release non-public portfolio holdings information of the Fund only with the permission of Portfolio Representatives.

Item 12. Management of the Fund.
(a)	The Managing General Partners and officers of the Fund, their addresses, ages, principal occupations during the past five years and other affiliations are:

			Number
			of
			Portfolios
			in Fund
			Complex[1]
			Overseen	Other
	Position with		by	Directorships[2]
	the Fund and	Principal Occupations During	Managing	Held
	Length of	Past 5	General	by Managing
Name, Address and Age	Time Served	Years and Current Affiliations	Partners	General Partner
Interested Managing
General Partners
Richard C. Caldwell* c/o Edward J. Roach 103 Bellevue Parkway Wilmington, DE 19809 Age: 64	Managing General Partner since 1997	Advisory Director, PNC Florida, FSB; Advisory Director in Philadelphia and Southern New Jersey region for PNC Bank; Consultant for PNC Florida; Chairman, Florida Advisory Council; formerly, President and Chief Executive Officer, PNC Bank FSB from May 1998 until July 1999; Director, JLC, Inc. since February 1996 (investment holding company); Director, DR Inc. and Dingess-Rum Properties Inc. since April 1994 (investment holding company).	1	None

Edward J. Roach* 103 Bellevue Parkway Wilmington, DE 19809 Age: 84	Managing General Partner since 2000; Chief Compliance Officer since 2004; President since 2002; Treasurer since 1981	Certified Public Accountant; President and or/ Treasurer of one other investment company advised by BCM.	1	None

Disinterested Managing
General Partners
Gordon L. Keen, Jr. c/o Edward J. Roach 103 Bellevue Parkway Wilmington, DE 19809 Age: 64	Managing General Partner since 2006	Senior Vice President, Law & Corporate Department, Airgas, Inc. (Radnor, PA-based distributor of industrial, medical and specialty gases, and welding and safety equipment and supplies) from January 1992 to January 2006.	1	None

Number
of
Portfolios
in Fund
Complex[1]
			Overseen	Other
	Position with		by	Directorships[2]
	the Fund and	Principal Occupations During	Managing	Held
	Length of	Past 5	General	by Managing
Name, Address and Age	Time Served	Years and Current Affiliations	Partners	General Partner
Langhorne B. Smith c/o Edward J. Roach 103 Bellevue Parkway Wilmington, DE 19809 Age: 72	Managing General Partner since 1997	President and Director, The Sandridge Corporation (private investment company); Director, Claneil Enterprises, Inc. (private investment company). Retired.	1	None

David R. Wilmerding, Jr. c/o Edward J. Roach 103 Bellevue Parkway Wilmington, DE 19809 Age: 73	Managing General Partner since 1976; Chairman of the Managing General Partners since 2006	Retired. Chairman, Wilmerding & Associates (investment advisers) from February 1989 to 2006.	1	Director, Beaver Management Corporation

Officer
Michael P. Malloy Drinker Biddle & Reath LLP One Logan Square 18th and Cherry Streets Philadelphia, PA 19103 Age: 49	Secretary since 2001	Secretary of Chestnut Street Exchange Fund; Partner in the law firm of Drinker Biddle & Reath LLP.	N/A	N/A

James Shaw PNC Global Investment Servicing (U.S.) Inc. 103 Bellevue Parkway Wilmington, DE 19809 Age: 48	Assistant Treasurer since 2009	Vice President of PNC Global Investment Servicing (U.S.) Inc. and predecessor firms since 1995	N/A	N/A

*	Messrs. Caldwell and Roach are “interested persons” of the Fund as that term is defined in the 1940 Act. Mr. Caldwell owns stock of an affiliate of the adviser and Mr. Roach is an officer and employee of the Fund.

1.	A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. Mr. Roach serves as President and Treasurer of The RBB Fund, Inc. Mr. Shaw serves as the assistant treasurer of The RBB Fund, Inc.

2.	Directorships of companies required to report to the SEC under the Securities Exchange Act of 1934, as amended (i.e., “public companies”) or other investment companies registered under the 1940 Act.
(b)(1)	The business and affairs of the Fund are managed by its Managing General Partners.

(b)(2)	The Fund has established an Audit Committee, consisting of Messrs. Keen, Smith and Wilmerding, the Independent Managing General Partners. The Audit Committee annually considers the engagement and compensation of the Fund’s independent registered public accounting firm, oversees the audit process and reviews with the auditors the scope and results of the audit of the Fund’s financial statements. The Audit Committee held two meetings in 2008.

(b)(3)	Inapplicable.

(b)(4)	As of December 31, 2008, the Managing General Partners owned the following Fund shares.

Aggregate Dollar Range of Equity
Securities in All Registered
Investment Companies Overseen
By Managing General Partner in
	Dollar Range of Equity	Family of
Name of Managing General Partner	Securities in the Fund	Investment Companies[1]
Interested
Richard C. Caldwell	$1 – 10,000	$1 – 10,000
Edward J. Roach	$10,001 – 50,000	$10,001 – 50,000
Disinterested
Gordon L. Keen, Jr.	$1 – 10,000	$1 – 10,000
Langhorne B. Smith	$1 – 10,000	$1 – 10,000
David R. Wilmerding, Jr.	$1 – 10,000	$1 – 10,000

1.	A Family of Investment Companies means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services and have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The Chestnut Street Exchange Fund is not a member of a Family of Investment Companies.
(b)(5)	Inapplicable.

(b)(6)	Inapplicable.

(b)(7)	Inapplicable.

(b)(8)	Inapplicable.

(b)(9)	Inapplicable.

(c)	The Fund pays each Managing General Partner at the rate of $10,000 annually, and pays the Chairman an additional $8,000 annually. The Fund pays the President and Treasurer of the Fund at the rate of $24,000 per year, payable monthly. The Fund pays the Chief Compliance Officer an additional $6,000 annually. Prior to August 1, 1999, Mr. Caldwell, was an employee of PNC Bank and its affiliates, and did not receive fees as a Managing General Partner. Effective January 1, 2000, Mr. Caldwell was compensated at the same level as the other Managing General Partners. In addition to the compensation he receives as a Managing General Partner, Mr. Roach receives $30,000 annually as compensation for his duties as President, Treasurer and Chief Compliance Officer and is eligible for retirement benefits. Drinker Biddle & Reath LLP, of which Mr. Malloy is a partner, receives fees from the Fund for legal services. The following table provides information concerning the compensation of each of the Fund’s Managing General Partners for services rendered during the Fund’s last fiscal year ended December 31, 2008:

		Pension or
		Retirement	Estimated
	Aggregate	Benefits Accrued as	Annual Benefits	Total Compensation
Name of Person/	Compensation	Part	Upon	from the Fund
Position	From the Fund	of Fund Expenses	Retirement	and Fund Complex[1]
Interested
Richard C. Caldwell	$10,000	N/A	N/A	$10,000
Managing General Partner
Edward J. Roach	$40,000	N/A	N/A	$96,500
President, Treasurer,
Chief Compliance Officer and
Managing General Partner
Disinterested
Gordon L. Keen, Jr.	$10,000	N/A	N/A	$10,000
Managing General Partner
Langhorne B. Smith	$10,000	N/A	N/A	$10,000
Managing General Partner
David R. Wilmerding, Jr.	$18,000	N/A	N/A	$18,000
Chairman of the
Managing General Partners

1.	A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. Mr. Roach also serves as President and Treasurer of The RBB Fund, Inc.

The Fund has a retirement plan for eligible employees. For the fiscal year ended

December 31, 2008, the Fund contributed a total of $3,000 to the retirement plan, and, based upon prior practice, it may be anticipated that the Fund will contribute to the retirement plan during the current fiscal year an amount equal to 10% of the compensation of retirement plan participants for the year. Such contribution, based upon annual rates of compensation now in effect, would approximate $3,000. Under the retirement plan, each participant is entitled to his or her vested portion of the contributions made by the Fund based upon his or her compensation.

(d)	Inapplicable.

(e)	Codes of Ethics. The Fund and the investment adviser have adopted codes of ethics under Rule 17j-1 of the 1940 Act that (i) establish procedures for personnel with respect to personal investing; (ii) prohibit or restrict certain transactions that may be deemed to create a conflict of interest between personnel and the Fund; and (iii) permit personnel to invest in securities that may be purchased or held by the Fund.

(f)	Proxy Voting Policies and Procedures.

The Board of Managing General Partners has delegated the responsibility of voting proxies with respect to the portfolio securities purchased and/or held by the Fund to the Adviser, subject to the Board’s continuing oversight. In exercising its voting obligations, the Adviser is guided by its general fiduciary duty to act prudently and in the interest of the Fund. The Adviser will consider factors affecting the value of the Fund’s investments and the rights of shareholders in its determination on voting portfolio securities.

The Adviser has adopted proxy voting procedures with respect to voting proxies relating to portfolio securities held by the Fund. The Adviser employs a third party service provider to assist in the voting of proxies. These procedures have been provided to the service provider, who analyzes the proxies and makes recommendations, based on the Adviser’s policy, as to how to vote such proxies. A copy of the Adviser’s Proxy Voting Policies and Procedures is included with this SAI. Please see Appendix A to this SAI for further information.

Information regarding how the Fund voted proxies, if any, relating to portfolio securities held in the Fund’s portfolio for the most recent 12-month period ended June 30 is available, without charge, upon request, by calling (800) 852-4750 or by visiting the SEC’s website at http://www.sec.gov.
Item 13. Control Persons and Principal Holders of Securities.

(a)(b)	Control Persons and Principal Holders. As of April 1, 2009, no investor owned beneficially more than 5% of the Fund’s outstanding equity securities, except as follows:

Name and Address of Holder	Approximate Percentage of Ownership on April 1, 2009
Cede & Co Box 20 Bowling Green Station New York, NY 10004	34.8%

Barbara Hixon Wilson, Milton Wilson III TR U/A JUN 6-84 FBO Barbara Hixon Wilson C/O Morgan Stanley Dean Witter 101 California Street 3rd Floor San Francisco, CA 94111	5.49%

(c)	Management Ownership. As of April 1, 2009, all officers and Managing General Partners of the Fund as a group beneficially owned less than 1% of the Fund’s outstanding equity securities.

Item 14. Investment Advisory and Other Services.

(a)	Investment Adviser. Pursuant to an Investment Advisory Agreement dated September 29, 2006 (the “Advisory Agreement”), the Fund’s investment adviser is BlackRock Capital Management, Inc. (“BCM” or “Adviser”), located at 100 Bellevue Parkway, Wilmington, Delaware 19809. BCM is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). BlackRock’s publicly traded affiliates include The PNC Financial Services Group, Inc. and Bank of America Corporation. On 1 January 2009, Bank of America Corporation (“Bank of America”) acquired Merrill Lynch. In connection with this transaction, BlackRock entered into exchange agreements with each of Merrill Lynch and PNC pursuant to which each agreed to exchange a portion of the BlackRock voting common stock they held for non-voting preferred stock. Following the closing of these exchanges on February 27, 2009, Bank of America/Merrill Lynch and PNC owned approximately 4.9% and 46.5% of BlackRock’s voting common stock, respectively. The capital stock held by Bank of America/Merrill Lynch and PNC in BlackRock remained largely unchanged at approximately 47.4% and 31.5% on a fully diluted basis, respectively. The remaining approximately 21.1% is held by employees and the public. BlackRock offers a full range of equity, fixed-income, cash management and alternative investment products with strong representation in both retail and institutional channels, in the United States and in non-U.S. markets.

For the services provided by BCM and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay BCM a fee, computed daily and payable monthly, at the annual rate of 4/10ths of 1% of the first $100,000,000 of the Fund’s net assets, plus 3/10ths of 1% of the net assets exceeding $100,000,000.

The Fund paid $935,304, $992,597 and $833,470 for investment advisory services for the years ended December 31, 2006, 2007 and 2008, respectively, to BCM. For 2006, a portion of the advisory fees were paid to the Fund’s former co-investment advisers, BlackRock Financial Management, Inc. and BlackRock Institutional Management, affiliates of BCM.

BCM pays PNC Global Investment Servicing (U.S.) Inc. for administrative services provided to the Fund.

(b)	Inapplicable.

(c)	BCM has agreed to bear all expenses incurred by it in connection with its activities other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

(d)	Inapplicable.

(e)	Inapplicable.

(f)	Inapplicable.

(g)	Inapplicable.

(h)	Other Service Providers.

The custodian of the Fund’s portfolio securities is PFPC Trust Company, 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153. The custodian has agreed to provide certain services as depository and custodian for the Fund. For its services, the custodian receives a percentage of the Fund’s average gross assets, fees for particular transactions and reimbursement of out-of-pocket expenses. The custodian was paid $25,425, $27,358, and $26,879 for the years ended December, 31, 2006, 2007, and 2008, respectively.

The Fund’s transfer agent and dividend disbursing agent is PNC Global Investment Servicing (U.S.) Inc. (“PNCGIS”), located at 760 Moore Road, King of Prussia, PA 19406. PNCGIS is an indirect, wholly-owned subsidiary of PNC Bank and an affiliate of BCM. For its services, the Fund paid PNCGIS fees equal to $17,000, $17,000 and $13,722 for the years ended December 31, 2006, 2007 and 2008, respectively.

The Fund’s independent registered public accounting firm is Briggs, Bunting & Dougherty, LLP, located at 1835 Market Street, 26th Floor, Philadelphia, Pennsylvania 19103. The following is a general description of the services performed by Briggs, Bunting & Dougherty, LLP: auditing and reporting upon financial statements; and reporting on internal control structure for inclusion in Form N-SAR.

Item 15. Portfolio Managers
The information in this Item has been provided by BCM.

Other Accounts Managed by the Portfolio Managers
As of December 31, 2008, Jeffrey Lindsey and Edward Dowd managed or was a member of the management team for the following client accounts:

			Number of Accounts
	Number of	Assets of	Subject to a	Assets Subject to a
Type of Account	Accounts	Accounts	Performance Fee	Performance Fee
Registered	11	$3.66 Billion	0	0
Investment Companies
Pooled	4	$174.3 Million	0	0
Investment Vehicles Other Than Registered Investment Companies
Other Accounts	9	$1.12 Billion	0	0
BCM has built a professional working environment, firm-wide compliance culture and compliance procedures and systems designed to protect against potential incentives that may favor one account over another. BCM has adopted policies and procedures that address the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest that are designed to ensure that all client accounts are treated equitably over time. Nevertheless, BCM furnishes investment management and advisory services to numerous clients in addition to the Fund, and BCM may, consistent with applicable law, make investment recommendations to other clients or accounts (including accounts which are hedge funds or have performance or higher fees paid to BCM, or in which portfolio managers have a personal interest in the receipt of such fees), which may be the same as or different from those made to the Fund. In addition, BCM, its affiliates and significant shareholders and any officer, director, stockholder or employee may or may not have an interest in the securities whose purchase and sale BCM recommends to the Fund. BCM, or any of its affiliates or significant shareholders, or any officer, director, stockholder, employee or any member of their families may take different actions than those recommended to the Fund by BCM with respect to the same securities. Moreover, BCM may refrain from rendering any advice or services concerning securities of companies of which any of BCM’s (or its affiliates’ or significant shareholders’) officers, directors or employees are directors or officers, or companies as to which BCM or any of its affiliates or significant shareholders or the officers, directors and employees of any of them has any substantial economic interest or possesses material non-public information. Each portfolio manager also may manage accounts whose investment strategies may at times be opposed to the strategy utilized for the Fund. In this connection, it should be noted that certain BCM portfolio managers manage accounts that are subject to performance fees. In addition, certain BCM portfolio managers who assist in managing hedge funds may be entitled to receive a portion of any incentive fees earned on such funds, and a portion of such incentive fees may be voluntarily or involuntarily deferred. Additional portfolio managers may in the future manage other such accounts or funds and may be entitled to receive incentive fees.

As a fiduciary, BCM owes a duty of loyalty to its clients and must treat each client fairly. When BCM purchases or sells securities for more than one account, the trades must be allocated in a manner consistent with its fiduciary duties. BCM attempts to allocate investments in a fair and equitable manner among client accounts, with no account receiving preferential treatment. To this end, BCM has adopted a policy that is intended to ensure that investment opportunities are allocated fairly and equitably among client accounts over time. This policy also seeks to achieve reasonable efficiency in client transactions and provide BCM with sufficient flexibility to allocate investments in a manner that is consistent with the particular investment discipline and client base.
Portfolio Manager Compensation Overview
          BlackRock’s financial arrangements with its portfolio managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a performance-based discretionary bonus, participation in various benefits programs and one or more of the incentive compensation programs established by BlackRock such as its Long-Term Retention and Incentive Plan and Restricted Stock Program.
          Base compensation. Generally, portfolio managers receive base compensation based on their seniority and/or their position with the firm. Senior portfolio managers who perform additional management functions within the portfolio management group or within BlackRock may receive additional compensation for serving in these other capacities.
Discretionary Incentive Compensation
          Discretionary incentive compensation is based on a formulaic compensation program. BlackRock’s formulaic portfolio manager compensation program includes: pre-tax investment performance relative to appropriate competitors or benchmarks over 1-, 3- and 5-year performance periods and a measure of operational efficiency or team revenue component. If a portfolio manager’s tenure is less than five years, performance periods will reflect time in position. In most cases, including for the portfolio managers of the Fund, these benchmarks are the same as the benchmark or benchmarks against which the performance of the Fund or other accounts managed by the portfolio managers are measured. BlackRock’s Chief Investment Officers determine the benchmarks against which the performance of funds and other accounts managed by each portfolio manager is compared and the period of time over which performance is evaluated. With respect to the portfolio managers, such benchmarks for the Chestnut Street Exchange Fund or component thereof include the Lipper Large-Cap Growth Funds classification.
          Portfolio managers who meet relative investment performance and financial management objectives during a specified performance time period are eligible to receive an additional bonus which may or may not be a large part of their overall compensation. A smaller element of portfolio manager discretionary compensation may include consideration of: financial results, expense control, profit margins, strategic planning and implementation, quality of client service, market share, corporate reputation, capital allocation, compliance and risk control, leadership, workforce diversity, supervision, technology and innovation. All factors are considered collectively by BlackRock management.
Distribution of Discretionary Incentive Compensation
          Discretionary incentive compensation is distributed to portfolio managers in a combination of cash and BlackRock, Inc. restricted stock units which vest ratably over a number of years. The BlackRock, Inc. restricted stock units, if properly vested, will be settled in BlackRock, Inc. common stock. Typically, the cash bonus, when combined with base salary, represents more than 60% of total compensation for the portfolio managers. Paying a portion of annual bonuses in stock puts compensation earned by a portfolio manager for a given year “at risk” based on BlackRock’s ability to sustain and improve its performance over future periods.
Long-Term Retention and Incentive Plan (“LTIP”) — The LTIP is a long-term incentive plan that seeks to reward certain key employees. Prior to 2006, the plan provided for the grant of awards that were expressed as an amount of cash that, if properly vested and subject to the attainment of certain performance goals, will be settled in cash and/or in BlackRock, Inc. common stock. Beginning in 2006, awards are granted under the LTIP in the form of BlackRock, Inc. restricted stock units that, if properly vested and subject to the attainment of certain performance goals, will be settled in BlackRock, Inc. common stock. Messrs. Dowd and Lindsey have each received awards under the LTIP.
Deferred Compensation Program — A portion of the compensation paid to eligible BlackRock employees may be voluntarily deferred into an account that tracks the performance of certain of the firm’s investment products. Each participant in the deferred compensation program is permitted to allocate his deferred amounts among the various investment options. Messrs. Dowd and Lindsey have each participated in the deferred compensation program.
          Other compensation benefits. In addition to base compensation and discretionary incentive compensation, portfolio managers may be eligible to receive or participate in one or more of the following:
Incentive Savings Plans — BlackRock, Inc. has created a variety of incentive savings plans in which BlackRock employees are eligible to participate, including a 401(k) plan, the BlackRock Retirement Savings Plan (RSP), and the BlackRock Employee Stock Purchase Plan (ESPP). The employer contribution components of the RSP include a company match equal to 50% of the first 6% of eligible pay contributed to the plan capped at $4,000 per year, and a company retirement contribution equal to 3-5% of eligible compensation. The RSP offers a range of investment options, including registered investment companies managed by the firm. BlackRock contributions follow the investment direction set by participants for their own contributions or, absent employee investment direction, are invested into a balanced portfolio. The ESPP allows for investment in BlackRock common stock at a 5% discount on the fair market value of the stock on the purchase date. Annual participation in the ESPP is limited to the purchase of 1,000 shares or a dollar value of $25,000. Each portfolio manager is eligible to participate in these plans.

Securities Ownership of the Portfolio Managers
As of December 31, 2008, the end of the Fund’s most recently completed fiscal year, the dollar range of securities beneficially owned by each portfolio manager in the Fund is shown below:

Dollar Range of Equity
Securities of the Fund
Portfolio Manager	Fund(s) Managed	Owned[1]
Jeffrey Lindsey, CFA	Chestnut Street Exchange Fund	None
Edward Dowd	Chestnut Street Exchange Fund	None
Item 16. Brokerage Allocation and Other Practices.

(a)	The Fund effects transactions in portfolio securities through brokers and dealers. The Fund paid aggregate brokerage commissions of $3,452, $2,000 and $5,136 for the years ended December 31, 2006, 2007 and 2008, respectively.

(b)	Inapplicable.

(c)	In executing portfolio transactions, the Adviser seeks to obtain the best price and most favorable execution for the Fund, taking into account such factors as the price (including the applicable brokerage commission or dealer spread), size of the order, difficulty of execution and operational facilities of the firm involved. While the Adviser generally seeks reasonably competitive commission rates, payment of the lowest commission or spread is not necessarily consistent with obtaining the best price and execution in particular transactions. Payments of commissions to brokers who are affiliated persons of the Fund will be made in accordance with Rule 17e-1 under the 1940 Act.

(d)	Inapplicable.

(e)	Inapplicable.
Item 17. Capital Stock and Other Securities.
(a)	The Fund has one class of partnership interest, no par value (the “Shares”). All Shares are entitled to participate equally in distributions declared by the Board of Managing General Partners. Each full Share entitles the record holder thereof to one full vote, and each fractional Share to a fractional vote, on all matters submitted to the shareholders. Partners are not entitled to cumulative voting in elections for the Managing General Partners. Each Share has equal liquidation

[1]	Includes securities attributable to the portfolio manager’s participation in certain deferred compensation and retirement programs.

rights. There are no pre-emptive rights or conversion rights.

The Fund is a limited partnership formed under The California Revised Limited Partnership Act of California. Limited Partners generally are not personally liable for liabilities of the Fund. However, it is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California or other states. If the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to certain creditors of the Fund to the extent of such distributions, plus interest. The Fund believes that, because of the nature of the Fund’s business, the assets and insurance of the Fund and of the General Partners, and the Fund’s ability to contract with third parties to prevent recourse by the party against a Limited Partner, it is unlikely that Limited Partners will receive distributions which have to be returned or that they will be subject to liability as General Partners. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund. The rights of the holders of Shares may not be modified otherwise than by the vote of a majority of outstanding shares.

(b)	Inapplicable.
Item 18. Purchase, Redemption, and Pricing of Shares.
(a)	Inapplicable.

(b)	Inapplicable.

(c)	See Item 6(a).

(d)	Inapplicable.

(e)	Inapplicable.
Item 19. Taxation of the Fund.
The following summarizes certain additional U.S. Federal income tax considerations generally affecting the Fund that are not described in the Prospectus. No attempt is made to present a detailed explanation of the tax treatment of the Fund, and the discussions below and in the Prospectus are not intended as substitutes for careful tax planning, and do not address special rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, financial institutions and foreign investors. Each prospective partner is urged to consult his or her own tax adviser with respect to the specific federal, state, local and foreign tax consequences of investing in the Fund. The summary is based on the laws in effect on the date of this Statement of Additional Information. Future legislative or administrative changes or court decisions may significantly alter these tax consequences, and any such changes or decisions may be retroactive.

Section 7704, which is also known as the publicly traded partnership rules, provides that, except in certain circumstances not relevant to the Fund, a publicly traded partnership is to be treated as a corporation for federal tax purposes. A publicly traded partnership is defined to include any partnership whose interests are (1) traded on an established securities market or (2) readily tradable on a secondary market (or the substantial equivalent thereof). The Fund is within the definition of a publicly traded partnership for federal tax purposes.

The Fund has elected to be taxed as a RIC for federal income tax purposes. This election permits the Fund to receive pass-through tax treatment similar to that of a regular partnership (so long as the Fund meets certain requirements). In order to qualify as a RIC, the Fund has had to, and will continue to have to, comply with certain income, diversification and distribution requirements set forth in Subchapter M of Subtitle A, Chapter 1, of the Code. If the Fund elected not to be a RIC or failed to meet the RIC requirements, it would be taxed as a regular corporation without any deduction for distributions to partners and any distributions to its partners would be taxed as dividend income to the extent of the Fund’s earnings and profits. The Fund intends to continue to be treated as a RIC for federal income tax purposes.

Although the Fund was deemed a corporation for federal income tax purposes as of January 1, 1998 and elected to be taxed, and intends to continue, to qualify as a RIC thereafter, the Fund expects that it will continue to be organized for all other purposes as a California limited partnership.
Item 20. Underwriters.
Inapplicable.
Item 21. Calculation of Performance Data.
Inapplicable.
Item 22. Financial Statements.

The audited financial statements, notes and related report of Briggs, Bunting & Dougherty, LLP, independent registered public accounting firm, contained in the Annual Report to partners for the fiscal year ended December 31, 2008 are incorporated herein by reference. No other parts of the Fund’s Annual Reports are incorporated herein by reference. The financial statements and notes thereto included in the Fund’s Annual Report have been incorporated herein in reliance upon the report of Briggs, Bunting & Dougherty, LLP given on the authority of said firm as experts in accounting and auditing. A copy of the Fund’s Annual Report may be obtained by writing to the Fund or by calling (302) 791-1112.

APPENDIX A
Proxy Voting Policies and Procedures
For BlackRock Advisors, LLC
And Its Affiliated SEC Registered Investment Advisers
Effective
June, 2008
Copyright © 2009 BlackRock, Inc.
All rights reserved.

Proxy Voting Policies and Procedures
These Proxy Voting Policies and Procedures (the “Policy”) for BlackRock Advisors, LLC and its affiliated U.S. registered investment advisers1 (“BlackRock”) reflect our duty as a fiduciary under the Investment Advisers Act of 1940 (the “Advisers Act”) to vote proxies in the best interests of our clients. BlackRock serves as the investment manager for investment companies, other commingled investment vehicles and/or separate accounts of institutional and other clients. The right to vote proxies for securities held in such accounts belongs to BlackRock’s clients. Certain clients of BlackRock have retained the right to vote such proxies in general or in specific circumstances.2 Other clients, however, have delegated to BlackRock the right to vote proxies for securities held in their accounts as part of BlackRock’s authority to manage, acquire and dispose of account assets.
When BlackRock votes proxies for a client that has delegated to BlackRock proxy voting authority, BlackRock acts as the client’s agent. Under the Advisers Act, an investment adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services the adviser undertakes on the client’s behalf, including proxy voting. BlackRock is therefore subject to a fiduciary duty to vote proxies in a manner BlackRock believes is consistent with the client’s best interests,3 whether or not the client’s proxy voting is subject to the fiduciary standards of the Employee Retirement Income Security Act of 1974 (“ERISA”).4 When voting proxies for client accounts (including investment companies), BlackRock’s primary objective is to make voting decisions solely in the best interests of clients and ERISA clients’ plan beneficiaries and participants. In fulfilling its obligations to clients, BlackRock will seek to act in a manner that it believes is most likely to enhance the economic value of the underlying securities held in client accounts.5 It is imperative that BlackRock considers the interests of its clients, and not the interests of BlackRock, when voting proxies and that real (or perceived) material conflicts that may arise between BlackRock’s interest and those of BlackRock’s clients are properly addressed and resolved.
Advisers Act Rule 206(4)-6 was adopted by the SEC in 2003 and requires, among other things, that an investment adviser that exercises voting authority over clients’ proxy voting adopt policies and procedures reasonably designed to ensure that the adviser votes proxies in the best interests of clients, discloses to its clients information about those policies and procedures and also discloses to clients how they may obtain information on how the adviser has voted their proxies.

[1]	The Policy does not apply to BlackRock Asset Management U.K. Limited and BlackRock Investment Managers International Limited, which are U.S. registered investment advisers based in the United Kingdom.

[2]	In certain situations, a client may direct BlackRock to vote in accordance with the client’s proxy voting policies. In these situations, BlackRock will seek to comply with such policies to the extent it would not be inconsistent with other BlackRock legal responsibilities.

[3]	Letter from Harvey L. Pitt, Chairman, SEC, to John P.M. Higgins, President, Ram Trust Services (February 12, 2002) (Section 206 of the Investment Advisers Act imposes a fiduciary responsibility to vote proxies fairly and in the best interests of clients); SEC Release No. IA-2106 (February 3, 2003).

[4]	DOL Interpretative Bulletin of Sections 402, 403 and 404 of ERISA at 29 C.F.R. 2509.94-2

[5]	Other considerations, such as social, labor, environmental or other policies, may be of interest to particular clients. While BlackRock is cognizant of the importance of such considerations, when voting proxies it will generally take such matters into account only to the extent that they have a direct bearing on the economic value of the underlying securities. To the extent that a BlackRock client desires to pursue a particular social, labor, environmental or other agenda through the proxy votes made for its securities held through BlackRock as investment adviser, BlackRock encourages the client to consider retaining direct proxy voting authority or to appoint independently a special proxy voting fiduciary other than BlackRock.

In light of such fiduciary duties, the requirements of Rule 206(4)-6, and given the complexity of the issues that may be raised in connection with proxy votes, BlackRock has adopted these policies and procedures. BlackRock’s Equity Investment Policy Oversight Committee, or a sub-committee thereof (the “Committee”), addresses proxy voting issues on behalf of BlackRock and its clients.6 The Committee is comprised of senior members of BlackRock’s Portfolio Management Group and advised by BlackRock’s Legal and Compliance Department.
I. SCOPE OF COMMITTEE RESPONSIBILITIES
The Committee shall have the responsibility for determining how to address proxy votes made on behalf of all BlackRock clients, except for clients who have retained the right to vote their own proxies, either generally or on any specific matter. In so doing, the Committee shall seek to ensure that proxy votes are made in the best interests of clients, and that proxy votes are determined in a manner free from unwarranted or inappropriate influences. The Committee shall also oversee the overall administration of proxy voting for BlackRock accounts.7
The Committee shall establish BlackRock’s proxy voting guidelines, with such advice, participation and research as the Committee deems appropriate from portfolio managers, proxy voting services or other knowledgeable interested parties. As it is anticipated that there will not necessarily be a “right” way to vote proxies on any given issue applicable to all facts and circumstances, the Committee shall also be responsible for determining how the proxy voting guidelines will be applied to specific proxy votes, in light of each issuer’s unique structure, management, strategic options and, in certain circumstances, probable economic and other anticipated consequences of alternative actions. In so doing, the Committee may determine to vote a particular proxy in a manner contrary to its generally stated guidelines.
The Committee may determine that the subject matter of certain proxy issues are not suitable for general voting guidelines and requires a case-by-case determination, in which case the Committee may elect not to adopt a specific voting guideline applicable to such issues. BlackRock believes that certain proxy voting issues — such as approval of mergers and other significant corporate transactions — require investment analysis akin to investment decisions, and are therefore not suitable for general guidelines. The Committee may elect to adopt a common BlackRock position on certain proxy votes that are akin to investment decisions, or determine to permit portfolio managers to make individual decisions on how best to maximize economic value for the accounts for which they are responsible (similar to normal buy/sell investment decisions made by such portfolio managers).8
While it is expected that BlackRock, as a fiduciary, will generally seek to vote proxies over which BlackRock exercises voting authority in a uniform manner for all BlackRock clients, the Committee, in conjunction with the portfolio manager of an account, may determine that the specific

[6]	Subject to the Proxy Voting Policies of Merrill Lynch Bank & Trust Company FSB, the Committee may also function jointly as the Proxy Voting Committee for Merrill Lynch Bank & Trust Company FSB trust accounts managed by personnel dually-employed by BlackRock.

[7]	The Committee may delegate day-to-day administrative responsibilities to other BlackRock personnel and/or outside service providers, as appropriate.

[8]	The Committee will normally defer to portfolio managers on proxy votes that are akin to investment decisions except for proxy votes that involve a material conflict of interest, in which case it will determine, in its discretion, the appropriate voting process so as to address such conflict.

circumstances of such account require that such account’s proxies be voted differently due to such account’s investment objective or other factors that differentiate it from other accounts. In addition, on proxy votes that are akin to investment decisions, BlackRock believes portfolio managers may from time to time legitimately reach differing but equally valid views, as fiduciaries for BlackRock’s clients, on how best to maximize economic value in respect of a particular investment.
The Committee will also be responsible for ensuring the maintenance of records of each proxy vote, as required by Advisers Act Rule 204-2.9 All records will be maintained in accordance with applicable law. Except as may be required by applicable legal requirements, or as otherwise set forth herein, the Committee’s determinations and records shall be treated as proprietary, nonpublic and confidential.
The Committee shall be assisted by other BlackRock personnel, as may be appropriate. In particular, the Committee has delegated to the BlackRock Operations Department responsibility for monitoring corporate actions and ensuring that proxy votes are submitted in a timely fashion. The Operations Department shall ensure that proxy voting issues are promptly brought to the Committee’s attention and that the Committee’s proxy voting decisions are appropriately disseminated and implemented.
To assist BlackRock in voting proxies, the Committee may retain the services of a firm providing such services. BlackRock has currently retained Risk Metrics Group, Inc. in that role. Risk Metrics Group, Inc. is an independent adviser that specializes in providing a variety of fiduciary-level proxy-related services to institutional investment managers, plan sponsors, custodians, consultants, and other institutional investors. The services provided to BlackRock may include, but are not limited to, in-depth research, voting recommendations (which the Committee is not obligated to follow), vote execution, and recordkeeping.
II. SPECIAL CIRCUMSTANCES
A. Routine Consents
BlackRock may be asked from time to time to consent to an amendment to, or grant a waiver under, a loan agreement, partnership agreement, indenture or other governing document of a specific financial instrument held by BlackRock clients. BlackRock will generally treat such requests for consents not as “proxies” subject to these Proxy Voting Policies and Procedures but as investment matters to be dealt with by the responsible BlackRock investment professionals, provided that such consents (i) do not relate to the election of a board of directors or appointment of auditors of a public company, and (ii) either (A) would not otherwise materially affect the structure, management or control of a public company, or (B) relate to a company in which BlackRock clients hold only interests in bank loans or debt securities and are consistent with customary standards and practices for such instruments.
B. Securities on Loan

[9]	The Committee may delegate the actual maintenance of such records to an outside service provider. Currently, the Committee has delegated the maintenance of such records to Institutional Shareholder Services.

Registered investment companies that are advised by BlackRock as well as certain of our advisory clients may participate in securities lending programs. Under most securities lending arrangements, securities on loan may not be voted by the lender (unless the loan is recalled). BlackRock believes that each client has the right to determine whether participating in a securities lending program enhances returns, to contract with the securities lending agent of its choice and to structure a securities lending program, through its lending agent, that balances any tension between loaning and voting securities in a matter that satisfies such client. If client has decided to participate in a securities lending program, BlackRock will therefore defer to the client’s determination and not attempt to seek recalls solely for the purpose of voting routine proxies as this could impact the returns received from securities lending and make the client a less desirable lender in a marketplace. Where a client retains a lending agent that is unaffiliated with BlackRock, BlackRock will generally not seek to vote proxies relating to securities on loan because BlackRock does not have a contractual right to recall such loaned securities for the purpose of voting proxies. Where BlackRock or an affiliate acts as the lending agent, BlackRock will also generally not seek to recall loaned securities for proxy voting purposes, unless the portfolio manager responsible for the account or the Committee determines that voting the proxy is in the client’s best interest and requests that the security be recalled.
C. Voting Proxies for Non-US Companies
While the proxy voting process is well established in the United States, voting proxies of non-US companies frequently involves logistical issues which can affect BlackRock’s ability to vote such proxies, as well as the desirability of voting such proxies. These issues include (but are not limited to): (i) untimely notice of shareholder meetings; (ii) restrictions on a foreigner’s ability to exercise votes; (iii) requirements to vote proxies in person; (iv) “shareblocking” (requirements that investors who exercise their voting rights surrender the right to dispose of their holdings for some specified period in proximity to the shareholder meeting); (v) potential difficulties in translating the proxy; and (vi) requirements to provide local agents with unrestricted powers of attorney to facilitate voting instructions.
As a consequence, BlackRock votes proxies of non-US companies only on a “best-efforts” basis. In addition, the Committee may determine that it is generally in the best interests of BlackRock clients not to vote proxies of companies in certain countries if the Committee determines that the costs (including but not limited to opportunity costs associated with shareblocking constraints) associated with exercising a vote generally are expected to outweigh the benefit the client will derive by voting on the issuer’s proposal. If the Committee so determines in the case of a particular country, the Committee (upon advice from BlackRock portfolio managers) may override such determination with respect to a particular issuer’s shareholder meeting if the Committee believes the benefits of seeking to exercise a vote at such meeting outweighs the costs, in which case BlackRock will seek to vote on a best-efforts basis.
D. Securities Sold After Record Date
With respect to votes in connection with securities held on a particular record date but sold from a client account prior to the holding of the related meeting, BlackRock may take no action on proposals to be voted on in such meeting.

E. Conflicts of Interest
From time to time, BlackRock may be required to vote proxies in respect of an issuer that is an affiliate of BlackRock (a “BlackRock Affiliate”), or a money management or other client of BlackRock (a “BlackRock Client”).10 In such event, provided that the Committee is aware of the real or potential conflict, the following procedures shall apply:
1. The Committee intends to adhere to the voting guidelines set forth herein for all proxy issues including matters involving BlackRock Affiliates and BlackRock Clients. If, however, the matter to be voted on represents a non-routine matter that is material to a BlackRock Affiliate or a BlackRock Client and the Committee does not reasonably believe it is able to follow its general voting guidelines (or if the particular proxy matter is not addressed in the guidelines) and vote impartially, the Committee may, in its discretion for the purposes of ensuring that an independent determination is reached, retain an independent fiduciary to advise the Committee on how to vote or to cast votes on behalf of BlackRock’s clients; and
2. if the Committee determines not to retain an independent fiduciary, or does not desire to follow the advice of such independent fiduciary, the Committee shall determine how to vote the proxy after consulting with the BlackRock Portfolio Management Group and/or the BlackRock Legal and Compliance Department and concluding that the vote cast is in the client’s best interest notwithstanding the conflict.
III. VOTING GUIDELINES
The Committee has determined that it is appropriate and in the best interests of BlackRock’s clients to adopt the following voting guidelines, which represent the Committee’s usual voting position on certain recurring proxy issues that are not expected to involve unusual circumstances. With respect to any particular proxy issue, however, the Committee may elect to vote differently than a voting guideline if the Committee determines that doing so is, in the Committee’s judgment, in the best interest of its clients. The guidelines may be reviewed at any time upon the request of any Committee member and may be amended or deleted upon the vote of a majority of voting Committee members present at a Committee meeting for which there is a quorum.
A. Boards of Directors
These proposals concern those issues submitted to shareholders relating to the composition of the Board of Directors of companies other than investment companies. As a general matter, the

[10]	Such issuers may include investment companies for which BlackRock provides investment advisory, administrative and/or other services.

Committee believes that a company’s Board of Directors (rather than shareholders) is most likely to have access to important, nonpublic information regarding a company’s business and prospects, and is therefore best-positioned to set corporate policy and oversee management. The Committee therefore believes that the foundation of good corporate governance is the election of qualified, independent corporate directors who are likely to diligently represent the interests of shareholders and oversee management of the corporation in a manner that will seek to maximize shareholder value over time. In individual cases, the Committee may look at a Director nominee’s history of representing shareholder interests as a director of other companies, or other factors to the extent the Committee deems relevant.
The Committee’s general policy is to vote:

#	25. VOTE and DESCRIPTION

A.1	FOR nominees for director of United States companies in uncontested elections, except for nominees who

▪     have missed at least two meetings and, as a result, attended less than 75% of meetings of the Board of Directors and its committees the previous year, unless the nominee missed the meeting(s) due to illness or company business

▪ voted to implement or renew a “dead-hand” poison pill

▪ ignored a shareholder proposal that was approved by either a majority of the shares outstanding in any year or by the majority of votes cast for two consecutive years

▪ failed to act on takeover offers where the majority of the shareholders have tendered their shares

▪ are corporate insiders who serve on the audit, compensation or nominating committees or on a full Board that does not have such committees composed exclusively of independent directors

▪ on a case-by-case basis, have served as directors of other companies with allegedly poor corporate governance

▪ sit on more than six boards of public companies

A.2	FOR nominees for directors of non-U.S. companies in uncontested elections, except for nominees from whom the Committee determines to withhold votes due to the nominees’ poor records of representing shareholder interests, on a case-by-case basis

A.3	FOR proposals to declassify Boards of Directors, except where there exists a legitimate purpose for classifying boards

A.4	AGAINST proposals to classify Boards of Directors, except where there exists a legitimate purpose for classifying boards

A.5	AGAINST proposals supporting cumulative voting

A.6	FOR proposals eliminating cumulative voting

A.7	FOR proposals supporting confidential voting

A.8	FOR proposals seeking election of supervisory board members

A.9	AGAINST shareholder proposals seeking additional representation of women and/or minorities generally (i.e., not specific individuals) to a Board of Directors

A.10	AGAINST shareholder proposals for term limits for directors

A.11	FOR shareholder proposals to establish a mandatory retirement age for directors who attain the age of 72 or older

A.12	AGAINST shareholder proposals requiring directors to own a minimum amount of company stock

A.13	FOR proposals requiring a majority of independent directors on a Board of Directors

A.14	FOR proposals to allow a Board of Directors to delegate powers to a committee or committees

A.15	FOR proposals to require audit, compensation and/or nominating committees of a Board of Directors to consist exclusively of independent directors

A.16	AGAINST shareholder proposals seeking to prohibit a single person from occupying the roles of chairman and chief executive officer

A.17	FOR proposals to elect account inspectors

A.18	FOR proposals to fix the membership of a Board of Directors at a specified size

A.19	FOR proposals permitting shareholder ability to nominate directors directly

A.20	AGAINST proposals to eliminate shareholder ability to nominate directors directly

A.21	FOR proposals permitting shareholder ability to remove directors directly

A.22	AGAINST proposals to eliminate shareholder ability to remove directors directly

A.23	FOR shareholder proposals requiring the position of chair be filled by an independent director unless there are compelling reasons to recommend against the proposal, such as a counterbalancing governance structure

A.24	FOR precatory and binding resolutions requesting that the board change the company’s by-laws to stipulate that directors need to be elected with an affirmative majority of votes cast, provided it does not conflict with the state law where the company is incorporated. Binding resolutions need to allow for a carve-out for a plurality vote standard when there are more nominees than board seats

A.25	AGAINST shareholder proposals requiring two candidates per board seat

A.26	AGAINST proposals to eliminate entirely directors’ and officers’ liability for monetary damages for violating the duty of care

A.27	AGAINST indemnification proposals that would expand coverage beyond just legal expenses to liability for acts, such as negligence, that are more serious violations of fiduciary obligation than mere carelessness

A.28	AGAINST proposals that would expand the scope of indemnification to provide for mandatory indemnification of company officials in connection with acts that previously the company was permitted to provide indemnification for at the discretion of the company’s board (i.e. “permissive indemnification”), but that previously the company was not required to indemnify

A.29	FOR only those proposals providing such expanded coverage in cases when a director’s or officer’s legal defense was unsuccessful if both of the following apply:

• If the director was found to have acted in good faith and in a manner that he or she reasonably believed was in the best interests of the company; and

• If only the director’s legal expenses would be covered

A.30	AGAINST proposals that provide that directors may be removed only for cause

A.31	FOR proposals to restore shareholders’ ability to remove directors with or without cause

A.32	AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies

A.33	FOR proposals that permit shareholders to elect directors to fill board vacancies, provided that it is understood that investment company directors may fill Board vacancies as permitted by the Investment Company Act of 1940, as amended

B. Auditors
These proposals concern those issues submitted to shareholders related to the selection of auditors. As a general matter, the Committee believes that corporate auditors have a responsibility to represent the interests of shareholders and provide an independent view on the propriety of financial reporting decisions of corporate management. While the Committee will generally defer to a corporation’s choice of auditor, in individual cases, the Committee may look at an auditors’ history of representing shareholder interests as auditor of other companies, to the extent the Committee deems relevant.

The Committee’s general policy is to vote:

B.1	25. FOR approval of independent auditors, except for

▪ auditors that have a financial interest in, or material association with, the company they are auditing, and are therefore believed by the Committee not to be independent

▪ auditors who have rendered an opinion to any company which in the Committee’s opinion is either not consistent with best accounting practices or not indicative of the company’s financial situation

▪ on a case-by-case basis, auditors who in the Committee’s opinion provide a significant amount of non-audit services to the company

B.2	FOR proposals seeking authorization to fix the remuneration of auditors

B.3	FOR approving internal statutory auditors

B.4	FOR proposals for audit firm rotation, except for proposals that would require rotation after a period of less than 5 years

C. Compensation and Benefits
These proposals concern those issues submitted to shareholders related to management compensation and employee benefits. As a general matter, the Committee favors disclosure of a company’s compensation and benefit policies and opposes excessive compensation, but believes that compensation matters are normally best determined by a corporation’s board of directors, rather than shareholders. Proposals to “micro-manage” a company’s compensation practices or to set arbitrary restrictions on compensation or benefits will therefore generally not be supported.
The Committee’s general policy is to vote:

C.1	IN ACCORDANCE WITH THE RECOMMENDATION OF ISS on compensation plans if the ISS recommendation is based solely on whether or not the company’s plan satisfies the allowable cap as calculated by ISS. If the recommendation of ISS is based on factors other than whether the plan satisfies the allowable cap the Committee will analyze the particular proposed plan. This policy applies to amendments of plans as well as to initial approvals.

C.2	FOR proposals to eliminate retirement benefits for outside directors

C.3	AGAINST proposals to establish retirement benefits for outside directors

C.4	FOR proposals approving the remuneration of directors or of supervisory board members

C.5	AGAINST proposals to reprice stock options

C.6	FOR proposals to approve employee stock purchase plans that apply to all employees. This policy applies to proposals to amend ESPPs if the plan as amended applies to all employees.

C.7	FOR proposals to pay retirement bonuses to directors of Japanese companies unless the directors have served less than three years

C.8	AGAINST proposals seeking to pay outside directors only in stock

C.9	FOR proposals seeking further disclosure of executive pay or requiring companies to report on their supplemental executive retirement benefits

C.10	AGAINST proposals to ban all future stock or stock option grants to executives

C.11	AGAINST option plans or grants that apply to directors or employees of “related companies” without adequate disclosure of the corporate relationship and justification of the option policy

C.12	FOR proposals to exclude pension plan income in the calculation of earnings used in determining executive bonuses/compensation

C.13	FOR shareholder proposals — based on a case-by-case analysis — that request the Board to establish a pay-for-superior performance standard in the company’s executive compensation plan for senior executives

C.14	AGAINST executive compensation plans in which there is a no connection between the CEO’s pay and company performance (e.g., the plan calls for an increase in pay and when there has been a decrease in company performance

C.15	WITHHOLD votes from the Compensation Committee members when company compensation plan has no connection between executive pay and company performance

C.16	FOR shareholder proposals that call for non-binding shareholder ratification of the compensation of the named Executive Officers and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table

C.17	FOR shareholder proposals seeking disclosure regarding the company, Board, or Board committee’s use of compensation consultants, such as company name, business relationship(s) and fees paid

C.18	AGAINST shareholder proposals seeking to set absolute levels on compensation or otherwise dictate the amount or form of compensation

C.19	FOR shareholder proposals to require golden parachutes or executive severance agreements to be submitted for shareholder ratification, unless the proposal requires shareholder approval prior to entering into employment contracts

C.20	FOR shareholder proposals requesting to put extraordinary benefits contained in Supplemental Executive Retirement Plans (“SERP”) agreements to a shareholder vote unless the company’s executive pension plans do not contain excessive benefits beyond what is offered under employee-wide plans

C.21	FOR shareholder proposals requesting to limit the executive benefits provided under the company’s supplemental executive retirement plan (SERP) by limiting covered compensation to a senior executive’s annual salary and excluding all incentive or bonus pay from the SERP’s definition of covered compensation used to establish such benefits

C.22	AGAINST the equity plan if any of the following factors apply:

• The total cost of the company’s equity plans is unreasonable;

• The plan expressly permits the repricing of stock options without prior shareholder approval;

• There is a disconnect between CEO pay and the company’s performance; and/or

• The plan is a vehicle for poor compensation practices

C.23	FOR equity plans for non-employee director on a case-by-case basis based on the structure of the plan

C.24	AGAINST plans if the company has a history of repricing options without shareholder approval, and the applicable listing standards would not preclude them from doing so

C.25	FOR shareholder proposals to put option repricings to a shareholder vote

D. Capital Structure
These proposals relate to various requests, principally from management, for approval of amendments that would alter the capital structure of a company, such as an increase in authorized shares. As a general matter, the Committee will support requests that it believes enhance the rights of common shareholders and oppose requests that appear to be unreasonably dilutive.
The Committee’s general policy is to vote:

D.1	AGAINST proposals seeking authorization to issue shares without preemptive rights except for issuances up to 10% of a non-US company’s total outstanding capital

D.2	25. FOR management proposals seeking preemptive rights or seeking authorization to issue shares with preemptive rights

D.3	26. FOR management proposals approving share repurchase programs

D.4	27. FOR management proposals to split a company’s stock

D.5	28. FOR management proposals to denominate or authorize denomination of securities or other obligations or assets in Euros

D.6	29. FOR proposals requiring a company to expense stock options (unless the company has already publicly committed to do so by a certain date)

D.7	30. AGAINST proposals to create a new class of common stock with superior voting rights

D.8	31. AGAINST proposals at companies with dual-class capital structures to increase the number of authorized shares of the class of stock that has superior voting rights

D.9	FOR proposals to create a new class of nonvoting or sub-voting common stock if:

• It is intended for financing purposes with minimal or no dilution to current shareholders; and

• It is not designed to preserve the voting power of an insider or significant shareholder

25.

D.10	26. AGAINST proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights (“blank check” preferred stock)

D.11	27. FOR proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable

D.12	28. FOR management proposals to implement a reverse stock split when the number of authorized shares will be proportionately reduced

D.13	29. FOR management proposals to implement a reverse stock split to avoid delisting

D.14	30. FOR management proposals to increase the common share authorization for a stock split or share dividend

D.15	31. FOR management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms

E. Corporate Charter and By-Laws
These proposals relate to various requests for approval of amendments to a corporation’s charter or by-laws, principally for the purpose of adopting or redeeming “poison pills”. As a general matter, the Committee will oppose poison pill provisions unless, after consultation with the portfolio managers, it is determined that supporting the poison pill is in the best interest of the client.
The Committee’s general policy is to vote:

E.1	32. AGAINST proposals seeking to adopt a poison pill

E.2	33. FOR proposals seeking to redeem a poison pill

E.3	34. FOR proposals seeking to have poison pills submitted to shareholders for ratification

E.4	35. FOR management proposals to change the company’s name

E.5	36. AGAINST proposals to require a supermajority shareholder vote

E.6	37. FOR proposals to lower supermajority vote requirements

E.7	38. AGAINST proposals giving the board exclusive authority to amend the bylaws

E.8	39. FOR proposals giving the board the ability to amend the bylaws in addition to shareholders

E.9	CASE-BY-CASE on proposals to change a company’s state of incorporation, taking into consideration both financial and corporate governance concerns, including:

- The reasons for reincorporating

- A comparison of the governance provisions

- Comparative economic benefits, and

40. — A comparison of the jurisdiction laws

E.10	FOR re-incorporation when the economic factors outweigh any neutral or negative governance changes

E.11	FOR proposals to restore, or provide shareholders with rights of appraisal

F. Corporate Meetings
These are routine proposals relating to various requests regarding the formalities of corporate meetings.
The Committee’s general policy is to vote:

F.1	AGAINST proposals that seek authority to act on “any other business that may arise”

F.2	FOR proposals designating two shareholders to keep minutes of the meeting

F.3	FOR proposals concerning accepting or approving financial statements and statutory reports

F.4	FOR proposals approving the discharge of management and the supervisory board

F.5	FOR proposals approving the allocation of income and the dividend

F.6	FOR proposals seeking authorization to file required documents/other formalities

F.7	FOR proposals to authorize the corporate board to ratify and execute approved resolutions

F.8	FOR proposals appointing inspectors of elections

F.9	FOR proposals electing a chair of the meeting

F.10	FOR proposals to permit “virtual” shareholder meetings over the Internet

F.11	AGAINST proposals to require rotating sites for shareholder meetings

F.12	AGAINST proposals that are substantially duplicative (i.e., shareholder proposals that are unnecessary because a management proposal serves the same purpose)

G. Investment Companies
These proposals relate to proxy issues that are associated solely with holdings of shares of investment companies, including, but not limited to, investment companies for which BlackRock provides investment advisory, administrative and/or other services. As with other types of companies, the Committee believes that a fund’s Board of Directors (rather than its shareholders) is best-positioned to set fund policy and oversee management. However, the Committee opposes granting Boards of Directors authority over certain matters, such as changes to a fund’s investment objective that the Investment Company Act of 1940 envisions will be approved directly by shareholders.
The Committee’s general policy is to vote:

G.1	FOR nominees for director of mutual funds in uncontested elections, except for nominees who

▪     have missed at least two meetings and, as a result, attended less than 75% of meetings of the Board of Directors and its committees the previous year, unless the nominee missed the meeting due to illness or fund business

▪ ignore a shareholder proposal that was approved by either a majority of the shares outstanding in any year or by the majority of votes cast for two consecutive years

▪ are interested directors who serve on the audit or nominating committees or on a full Board that does not have such committees composed exclusively of independent directors

▪ on a case-by-case basis, have served as directors of companies with allegedly poor corporate governance

G.2	FOR the establishment of new series or classes of shares

G.3	AGAINST proposals to change a fund’s investment objective to nonfundamental

G.4	FOR proposals to establish a master-feeder structure or authorizing the Board to approve a master-feeder structure without a further shareholder vote

G.5	AGAINST a shareholder proposal for the establishment of a director ownership requirement

G.6	FOR classified boards of closed-end investment companies

G.6	AGAINST removal of shareholder approval requirement to reorganize or terminate the trust or any of its series

H. Environmental and Social Issues

These are shareholder proposals to limit corporate conduct in some manner that relates to the shareholder’s environmental or social concerns. The Committee generally believes that annual shareholder meetings are inappropriate forums for the discussion of larger social issues, and opposes shareholder resolutions “micromanaging” corporate conduct or requesting release of information that would not help a shareholder evaluate an investment in the corporation as an economic matter. While the Committee is generally supportive of proposals to require corporate disclosure of matters that seem relevant and material to the economic interests of shareholders, the Committee is generally not supportive of proposals to require disclosure of corporate matters for other purposes.
The Committee’s general policy is to vote:

H.1	AGAINST proposals seeking to have companies adopt international codes of conduct

H.2	AGAINST proposals seeking to have companies provide non-required analyses, information statements or reports in the following areas unless there are compelling investment reasons to request such reports:

- environmental liabilities;

- bank lending policies;

- corporate political contributions or activities;

- alcohol and tobacco advertising and efforts to discourage use of such products by minors or other groups;

- costs and risk of doing business in any individual country or the standards of operations in such country;

- involvement in nuclear defense systems or other military products;

- animal welfare standards;

- pricing policies;

- the use of certain commodities, genetically modified materials or chemicals;

- sustainability and other perceived political, environmental or social issues that do not directly relate to the economic operations of the company;

- charitable contributions made by the company

H.3	AGAINST proposals requesting reports on Maquiladora operations or on CERES principles

H.4	AGAINST proposals seeking implementation of the CERES principles

H.5	FOR resolutions requesting that a company disclose information on the impact of climate change on the company’s operations unless:

- The company already provides current, publicly available information on the perceived impact that climate change may have on the company as well as associated policies and procedures to address such risks and/or opportunities;

- The company’s level of disclosure is comparable to or better than information provided by industry peers; and

- There are no significant fines, penalties, or litigation associated with the company’s environmental performance

H.6	AGAINST proposals that call for reduction in greenhouse gas emissions by specified amounts or within a restrictive time frame unless the company lags industry standards and has been the subject of recent, significant fines or litigation resulting from greenhouse gas emissions

H.7	FOR resolutions requesting that companies outline their preparations to comply with standards established by Kyoto Protocol signatory markets unless:

-The company does not maintain operations in Kyoto signatory markets;

-The company already evaluates and substantially discloses such information;

-Greenhouse gas emissions do not significantly impact the company’s core businesses; or

-The company is not required to comply with the Kyoto Protocol standards

H.8	AGAINST resolutions that request the disclosure of detailed information on a company’s policies related to land use or development unless the company has been the subject of recent, significant fines or litigation stemming from its land use

H.9	AGAINST proposals to publish in newspapers and public media the company’s political contributions as such publications could present significant cost to the company without providing commensurate value to shareholders

H.10	AGAINST proposals barring the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring contributions can put the company at a competitive disadvantage

H.11	AGAINST proposals restricting the company from making charitable contributions. Charitable contributions are generally useful for assisting worthwhile causes and for creating goodwill in the community. In the absence of bad faith, self-dealing, or gross negligence, management should determine which contributions are in the best interests of the company

H.12	AGAINST proposals asking for a list of company executives, directors, consultants, legal counsels, lobbyists, or investment bankers that have prior government service and whether such service had a bearing on the business of the company. Such a list would be burdensome to prepare without providing any meaningful information to shareholders

H.13	AGAINST proposals that would call for the adoption of specific committee charter language regarding diversity initiatives unless the company fails to publicly disclose existing equal opportunity or non-discrimination policies

H.14	AGAINST proposals seeking information on the diversity efforts of suppliers and service providers, which can pose a significant cost and administrative burden on the company

H.15	FOR proposals seeking to amend a company’s EEO statement in order to prohibit discrimination based on sexual orientation, unless the change would result in excessive costs for the company

H.16	AGAINST proposals to exclude references to sexual orientation, interests, or activities from a company’s EEO statement

H.17	AGAINST proposals to extend company benefits to, or eliminate benefits from domestic partners. Benefits decisions should be left to the discretion of the company

H.18	AGAINST proposals to take specific actions or adopt policies that require the company to support legislation to:

-label or identify products in a certain manner;

-study or evaluate the use of certain company products;

-increase animal welfare standards to above those required by law; or

-engage in political, environmental or social activities that do not directly relate to the economic operations of the company

H.19	CASE-BY-CASE on proposals requesting an economic risk assessment of environmental performance, considering:

- The feasibility of financially quantifying environmental risk factors;

- The company’s compliance with applicable legislation and/or regulations regarding environmental performance;

- The costs associated with implementing improved standards;

- The potential costs associated with remediation resulting from poor environmental performance; and

- The current level of disclosure on environmental policies and initiatives

H.20	FOR requests for reports disclosing the company’s

environmental policies unless it already has well-documented environmental management systems that are available to the public

H.21	CASE-BY-CASE on proposals calling for companies to report on the risks associated with outsourcing, considering:

- Risks associated with certain international markets;

- The utility of such a report to shareholders; and

- The existence of a publicly available code of corporate conduct that applies to international operations

H.22	CASE-BY-CASE on requests for reports detailing the company’s operations in a particular country and steps to protect human rights, based on:

- The nature and amount of company business in that country;

- The company’s workplace code of conduct;

- Proprietary and confidential information involved;

- Company compliance with U.S. regulations on investing in the country; and/or

- Level of peer company involvement in the country

H.23	CASE-BY-CASE on proposals to implement certain human rights standards at company facilities or those of its suppliers and to commit to outside, independent monitoring. In evaluating these proposals, the following should be considered:

- The company’s current workplace code of conduct or adherence to other global standards and the degree they meet the standards promulgated by the proponent;

- Agreements with foreign suppliers to meet certain workplace standards;

- Whether company and vendor facilities are monitored and how;

- Company participation in fair labor organizations;

- Type of business;

- Proportion of business conducted overseas;

- Countries of operation with known human rights abuses;

- Whether the company has been recently involved in significant labor and human rights controversies or violations;

- Peer company standards and practices; and

- Union presence in company’s international factories

IV. NOTICE TO CLIENTS

BlackRock will make records of any proxy vote it has made on behalf of a client available to such client upon request.11 BlackRock will use its best efforts to treat proxy votes of clients as confidential, except as it may decide to best serve its clients’ interests or as may be necessary to effect such votes or as may be required by law.
BlackRock encourages clients with an interest in particular proxy voting issues to make their views known to BlackRock, provided that, in the absence of specific written direction from a client on how to vote that client’s proxies, BlackRock reserves the right to vote any proxy in a manner it deems in the best interests of its clients, as it determines in its sole discretion.
These policies are as of the date indicated on the cover hereof. The Committee may subsequently amend these policies at any time, without notice.

[11]	Such request may be made to the client’s portfolio or relationship manager or addressed in writing to Secretary, BlackRock Equity Investment Policy Oversight Committee, Legal and Compliance Department, BlackRock Inc., 40 East 52nd Street, New York, New York 10022.

PART C. OTHER INFORMATION
Item 23. Exhibits.
(a)	Amended and Restated Certificate and Agreement of Limited Partnership is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 1998 (“Amendment No. 21”).

(b)(1)	Code of Regulations is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 26, 1996 (“Amendment No. 19”).

(b)(2)	Amendment No. 1 to the Code of Regulations is incorporated herein by reference to Exhibit No. 2(b) of Amendment No. 19.

(c)	See Articles IV, V, VI, VII and VIII of the Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Articles II, V and VI of the Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19.

(d)	Advisory Agreement dated September 29, 2006 is incorporated herein by reference to Exhibit 2(d) of Amendment 30.

(e)	Inapplicable.

(f)(1)	Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement dated January 1, 1998 is incorporated herein by reference to Exhibit No. 7 of Amendment No. 21.

(f)(2)	Amendment No. 1 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated October 24, 2002 is incorporated by reference to Exhibit (f)(2) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2003 (“Amendment No. 26”).

(f)(3)	Amendment No. 2 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated December 18, 2003 is incorporated by reference to Exhibit (f)(3) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 29, 2004 (“Amendment No. 27”).

(f)(4)	Amendment No. 3 to Amended and Restated Fund Office Retirement Profit-

Sharing Plan and Trust Agreement, dated September 12, 2005, is incorporated by reference to Exhibit (f)(4) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 28, 2006 (“Amendment No. 29”).

(f)(5)	Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust dated October 29, 2007 is filed herein.

(g)	Custodian Services Agreement dated July 30, 2001 is incorporated herein by reference to Exhibit (g) of Amendment No. 25 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2002 (“Amendment No. 25”).

(h)(1)	Transfer Agency Agreement dated August 1, 1984 is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

(h)(2)	Amendment No. 1 dated July 31, 1986 to the Transfer Agency Agreement is incorporated herein by reference to Exhibit (h)(2) of Amendment No. 22.

(i)	Inapplicable.

(j)	Consent of Briggs, Bunting & Dougherty, LLP, is filed herein.

(k)	Inapplicable.

(l)(1)	Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(a) of Amendment No. 19.

(l)(2)	Amendment No. 1 to Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(b) of Amendment No. 19.

(m)	Inapplicable.

(n)	Inapplicable.

(o)	Inapplicable.

(p)(1)	Amended Code of Ethics of the Fund, dated March 10, 2006, is incorporated herein by reference to Exhibit (p)(1) of Amendment No. 29.

(p)(2)	Code of Ethics of BCM dated September 30, 2006 is incorporated herein by reference to Exhibit (p)(2) of Amendment No. 30.
Item 24. Persons Controlled by or under Common Control with the Fund.
Inapplicable.

Item 25. Indemnification.
Indemnification of the Fund’s Transfer Agent against certain stated liabilities is provided for in Section 16 of the Transfer Agency Agreement, which is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

The Fund has obtained from a major insurance carrier a director’s and officers’ liability policy covering certain types of errors and omissions.

Section 3.6 of Article III of the Fund’s Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Section 3.13 of Article III of the Fund’s Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19, each provide for the indemnification of the Fund’s Managing General Partners and officers.
Item 26. Business and Other Connections of Investment Adviser.
The information required by this Item 26 with respect to each director, officer and partner of BCM is incorporated by reference to Schedules A and D of Form ADV filed by BCM with the SEC pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (SEC File No. 801-57038).
Item 27. Principal Underwriters.
Inapplicable.
Item 28. Location of Accounts and Records.
(1)	BlackRock Capital Management, Inc., 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its function as investment adviser).

(2)	PNC Global Investment Servicing (U.S.) Inc. (f/n/a PFPC Inc.), 760 Moore Road, King of Prussia, PA 19406 (records relating to its functions as transfer agent and dividend disbursing agent).

(3)	PFPC Trust Company, 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153(records relating to its function as custodian).

(4)	Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103-6996 (charter, by-laws and minute books).

Item 29. Management Services.
Inapplicable.
Item 30. Undertakings.
Inapplicable.

SIGNATURE
     Pursuant to the requirements of the Investment Company Act of 1940, the Fund has duly caused this Amendment No. 32 to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Wilmington, and State of Delaware, on the 28th day of April, 2009.

CHESTNUT STREET EXCHANGE FUND
By:	/s/ Edward J. Roach
Edward J. Roach
President, Treasurer, and Managing General Partner

EXHIBIT INDEX

Exhibit	Description

(f)(5)	Amended and Restated Office Retirement Profit-Sharing Plan and Trust dated October 29, 2007.

(j)	Consent of Briggs, Bunting & Dougherty, LLP.